February 6, 2004

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re: Notice of Creation of New Series of Legg Mason Income Trust, Inc. (the "Corporation")

Ladies and Gentlemen:

     In accordance with Article 8 of the Transfer Agency and Service Agreement, as amended (the "Agreement"), between the Corporation and State Street Bank and Trust Company ("State Street") dated as of June 19, 1987, the Corporation hereby notifies State Street that it intends to establish one additional series of the Corporation, to be known as Legg Mason Core Bond Fund (the "New Portfolio"). The Corporation desires to have State Street render services with respect to the New Portfolio as Transfer Agent under the Agreement. Attached as Annex I is a complete list as of the date hereof of those Portfolios for which State Street will render services as Transfer Agent under the Agreement.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Corporation and retaining one copy for your records. If you have any questions or comments, please call Gregory T. Merz, Esq. at (410) 454-5357.



                                          LEGG MASON INCOME TRUST, INC.



                                          By:_________________________
                                          Name:
                                          Title:



Confirmed and Agreed:
STATE STREET BANK AND TRUST COMPANY


By:_________________________

Name:
Title:

Annex I

Legg Mason U.S. Government Money Market Portfolio
Legg Mason U.S. High Yield Portfolio
Legg Mason U.S. Government Intermediate-Term Portfolio
Legg Mason Investment Grade Income Portfolio
Legg Mason Core Bond Fund